CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of Oppenheimer Commodity Strategy Total Return Fund:

We consent to the use of our reports dated February 21, 2012, with respect to the financial statements and financial highlights of Oppenheimer Commodity Strategy Total Return Fund and RAF Fund Ltd., incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

                                                          /s/ KPMG LLP
                                                          KPMG LLP

Denver, Colorado
April 26, 2012